                                                               EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>

                                   Three Months Ended       Nine Months Ended
                                        June 30,                June 30,
                                   ------------------      ------------------
                                   1996          1995      1996          1995
                                   ----          ----      ----          ----
                                              (Dollars in Millions)
Consolidated income
   before income taxes..........   $ 67          $ 76      $195          $224
                                   ----          ----      ----          ----
Fixed charges:
   Interest.....................    210           189       599           525
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)................      1             1         3             3
                                   ----          ----      ----          ----

Total fixed charges.............    211           190       602           528
                                   ----          ----      ----          ----
Earnings available
   for fixed charges............   $278          $266      $797          $752
                                   ====          ====      ====          ====

Ratio of earnings to
   fixed charges<F2>............   1.32          1.40      1.32          1.42
                                   ====          ====      ====          ====

- -----------------

<F1> TMCC did not  receive any financial support from  TMS during the three months or nine months ended June 30, 1996 and 1995.
<F2> In March 1987, TMCC  guaranteed payments of principal and  interest on
     $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of June 30, 1996, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.